PROSPECTUS SUPPLEMENT                                EXHIBIT 99.1
(To Prospectus dated October 25, 2004)               REGISTRATION NO. 333-43766



                                     [LOGO]



                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                         Share        Primary
            Name of Company                 Ticker      Amounts   Trading Market
---------------------------------------     ------     --------   --------------
Adobe Systems Incorporated                   ADBE         12           NASDAQ
BMC Software, Inc.                           BMC           7            NYSE
Check Point Software Technologies Ltd.       CHKP          6           NASDAQ
Computer Associates International, Inc.       CA          17            NYSE
Intuit Inc.                                  INTU          6           NASDAQ
Macromedia, Inc.                             MACR          1           NASDAQ
Mercury Interactive Corporation              MERQ          2           NASDAQ
Micromuse Inc.                               MUSE          2           NASDAQ
Microsoft Corporation                        MSFT         30           NASDAQ
Openwave Systems Inc.                        OPWV       0.6667         NASDAQ
Oracle Corporation                           ORCL         24           NASDAQ
SAP AG-preference shares*                    SAP          16            NYSE
Sapient Corporation                          SAPE          3           NASDAQ
ScanSoft, Inc.(1)                            SSFT        0.77          NASDAQ
Siebel Systems, Inc.                         SEBL          8           NASDAQ
Symantec Corporation(2)                      SYMC       7.8694         NASDAQ
TIBCO Software Inc.                          TIBX          5           NASDAQ
------------------------------

(1) As a result of the merger of Nuance Communications (NASDAQ: "NUAN") and ScanSoft, Inc. (NASDAQ: "SSFT"), ScanSoft, Inc. will replace Nuance Communications as an underlying security of the Software HOLDRS Trust. For the 1 share of Nuance Communications per 100 shares round lot of Software HOLDRS, The Bank of New York received 0.77 shares of ScanSoft, Inc. and $2.20 in cash.


(2) As a result of the merger of Symantec Corporation (NASDAQ: "SYMC") and Veritas Software Corporation (NASDAQ: "VRTS"), a constituent of the Software HOLDRS Trust, Symantec Corporation has replaced Veritas Software Corporation as an underlying security of the Software HOLDRS Trust. For the 7 shares of Veritas Software Corporation per 100 share round lot of Software HOLDRS, The Bank of New York received 7.8694 shares of Symantec Corp.

*The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.